Sherwood Acres (Phases I & II)


                               AGREEMENT OF SALE

     THIS AGREEMENT, entered into as of the 28th day of June, 1996, by and between BH TFL, INC. ("Purchaser") and SHERWOOD PARTNERS LIMITED PARTNERSHIP, an Illinois Limited Partnership ("Seller").

                                  WITNESSETH:

     1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Nineteen Million Seven Hundred Twenty-Six Thousand and No/100 Dollars ($19,726,000.00), that certain property ("Property") in Baton Rouge, Louisiana, more particularly described on Exhibit A attached hereto, which Property is known as Sherwood Acres Apartments (Phases I and II). Included in the Purchase Price is all of the personal property set forth on Exhibit B, which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale.

     2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

          a. Upon the execution of this Agreement, the sum of $197,260.00 ("Deposit") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") among Seller, Purchaser and Ticor Title Services ("Escrow Agent") attached hereto as Exhibit C;

          b. On the Closing Date (as hereinafter defined), $19,726,000.00 (inclusive of the Deposit) adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer no later than 12:00 Noon on the Closing Date.

     3.   TITLE COMMITMENT AND SURVEY.

          a. Seller shall obtain and deliver to Purchaser a title commitment (the "Title Commitment") for an owner's standard title insurance policy (the "Title Policy") for the Property issued by Chicago Title and Trust Company (the "Title Insurer") together with copies of all documents of record shown thereon (the "Title Documents"). In addition, Seller shall obtain and deliver to Purchaser a survey of the Property (the "Survey"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) real estate taxes and special assessments not yet due and payable; (b) matters caused by or through the actions of Purchaser, and (c) those title and survey exceptions deemed Permitted Exceptions pursuant to Paragraph 3.b below. All other exceptions to title shall be referred to as "Unpermitted Exceptions." The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated. On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment. Purchaser and Seller shall equally share the costs of the
     Title Policy; however,   Purchaser shall pay for "extended coverage" and
     any special endorsements which Purchaser requires.

          b. If the Title Commitment or the Survey discloses any exceptions to title not acceptable to Purchaser, other than the Permitted Exceptions, Purchaser may give written notice to Seller (the "Title Notice") of Purchaser's disapproval of any such exceptions (a "Disapproved Title Exception") within ten (10) days following receipt by Purchaser of the Title Commitment, Title Documents and Survey. Any title exceptions which are set forth in the Title Commitment or on the Survey to which Purchaser does not object in accordance with the immediately preceding sentence shall be deemed Permitted Exceptions. With regard to a Disapproved Title Exception for which Purchaser gives Seller a Title Notice, Seller may, but shall not have the obligation to, bond over, cure or cause the Title Insurer to remove such Disapproved Title Exception from the Title Commitment and Seller shall give written notice to Purchaser of its election within seven (7) days of receipt of the Title Notice. Any such Disapproved Title Exception which Seller elects to bond over, cure or cause the Title Insurer to remove shall be Permitted Exceptions. If Seller does not elect to bond over, cure or cause the Title Insurer to remove any Disapproved Title Exception, Purchaser may either waive its objection or terminate this Agreement by giving written notice to Seller of its election within three (3) days after receipt of Seller's notice.
     If Purchaser does not give such written notice within such three (3) day period: (i) Purchaser shall have waived its right to terminate this Agreement pursuant to this Paragraph 3.b.; and (ii) such Disapproved Title Exception shall be deemed a Permitted Exception. If Purchaser terminates this Agreement by written notice to Seller within such three (3) day period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence of the Property, (ii) the Deposit deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and (iii) neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7a.

     4. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Act of Cash Sale ("Sale") in recordable form subject only to the Permitted Exceptions. The Sale shall be made by Seller with no warranty of title except for claims arising by, through or under Seller. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. If Purchaser elects to terminate this Agreement, then the Deposit plus all accrued interest shall be delivered to the Purchaser and, except for Purchaser's obligation to indemnify Seller and restore the Property as set forth in Paragraph 7a., neither party shall have any further liability hereunder.

     5. PAYMENT OF CLOSING COSTS. Purchaser and Seller shall equally share the costs of the documentary stamps with reference to the Sale and all other stamps, intangible, documentary, recording, sales tax and surtax imposed by law with reference to any other documents delivered in connection with this Agreement. However, Purchaser shall pay for all costs in connection with any mortgage Purchaser obtains.
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     6.   DAMAGE, CASUALTY AND CONDEMNATION.

          a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $100,000 or less, or in the case of Personal Property, for $10,000 or less, then Seller shall commence the repair or restoration in an expeditious manner. Seller shall retain all insurance proceeds. If the cost of repair and restoration exceeds those amounts, then Seller can elect to either: (a) repair and restore same, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration; or (b) terminate this Agreement upon notice to Purchaser served within twenty (20) business days of such casualty. If Seller elects to terminate this Agreement pursuant to this Paragraph, then Purchaser will have the option to accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible, provided Purchaser notifies Seller by notice served within twenty (20) days after receipt of Seller's notice of election to terminate.

          b. If condemnation proceedings ("Proceedings") have been instituted against the Property and such Proceedings are in an amount in excess of $100,000.00, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

          c. If the Agreement is terminated pursuant to this Paragraph, then the Deposit plus the interest accrued thereon shall be returned to the Purchaser and, except for Purchaser's obligation to indemnify Seller and restore the Property as set forth in Paragraph 7a., neither party shall have any further liability hereunder.

     7.   INSPECTION AND AS-IS CONDITION.

          a.     (i)     During the period commencing on May 10, 1996 and
     ending at 5:00 p.m. Chicago time on July 8, 1996 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate.
     In connection with Purchaser's review of the Property, Seller has delivered to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1994 and 1995 and unaudited year to date 1996 operating statements.

               (ii) All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7a. by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or
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     investigations by or on behalf of Purchaser.  Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Seller, in Seller's sole discretion. Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds.

               (iii) If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7a., Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not given by Purchaser pursuant to this paragraph 7a. prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this paragraph 7a. shall be waived. If Purchaser terminates this Agreement by written notice to
     Seller prior to the expiration of the Inspection Period:   (i) Purchaser
     shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Deposit deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7a. Notwithstanding anything contained herein to the contrary, Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7a., shall survive the termination of this Agreement.

          b. Purchaser is not relying on Seller having made any inquiry as to the condition of the Property or the leases. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and toss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Purchaser expressly waives the warranty of fitness and the guarantee against hidden or latent vices (defects in the Property sold which render it useless or render its use so inconvenient or imperfect that Purchaser would not have purchased it had it known of the vice or defect) provided by law in Louisiana, more specifically, that warranty imposed by
     Louisiana Civil Code 2520 et seq with respect to Seller's warranty against latent or hidden defects of the property sold, or any other applicable law, not even for a return of the purchase price. Purchaser forfeits the right to avoid the sale or reduce the purchase price on account of a hidden or latent vice or defect in the Property. This provision has been specifically called to the attention of the Purchaser and fully explained to the Purchaser, and the Purchaser acknowledges that it has read and understands this waiver of all express or implied warranties and accepts the Property without any express or implied warranties. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its
     consultants,   brokers or agents have made any other representations or
     warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C. Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or locallaw, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB's) and (I) ureaformaldehyde.

          c. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to
     attain.   Purchaser acknowledges that it is a sophisticated and
     experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

     8. CLOSING. The closing ("Closing") of this transaction shall be on August 15, 1996 ("Closing Date"), at the office of the Title Insurer, at which time Seller shall deliver possession of the Property to Purchaser.

     9.   CLOSING DOCUMENTS.

          a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

          b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property, the Sale (in the form of Exhibit E attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit F attached hereto); an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit G attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit H attached hereto); updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit I attached hereto); a non-foreign affidavit (in the form of Exhibit J attached hereto) and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     10. DEFAULT BY PURCHASER. THE DEPOSIT DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN THE DEPOSIT AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

     11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF THE DEPOSIT THEN ON DEPOSIT WITH THE ESCROW AGENT, TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND, EXCEPT FOR PURCHASER'S OBLIGATION TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7a.,THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE SALE, THEN PURCHASER WELL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE, PROVIDED THAT AT THE TIME OF THE FILING OF THE COMPLAINT, PURCHASER SHALL DEPOSIT WITH THE ESCROW AGENT THE AMOUNT OF THE PURCHASE INCLUSIVE OF THE DEPOSIT.

     12. a. PRORATIONS. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; management fees in the amount of 5% of collections; real and personal property taxes; and other similar items shall be adjusted ratably as of 12:01 a.m. on the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. If the Title Company has not received the cash due to Seller by 12:00 Noon on the Closing Date, then the Proration Date shall be extended to 11:59 P.M. on the Closing Date. If for any reason the Proration Date is earlier than the Closing Date, then for the period from the Proration Date through the Closing Date, Purchaser shall be entitled to the benefit of all of the income from the Property and shall bear the burden of all of the operating expenses of the Property, including, but not limited to, insurance, service contracts, employee wages and benefits, management fees, utility costs and interest on the existing mortgages encumbering the Property (if any). If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents referred to in 12b. below.

     b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears for thirty (30) days or less, then the first rent collected by Purchaser will be delivered to Seller for the Delinquent Rent. If rent is in arrears for more than thirty (30) days, then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent. Any amounts shall be paid by Purchaser to Seller within 10 days of receipt of such amounts. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Sale.

     c. DEFERRED MAINTENANCE CREDIT. At Closing, Purchaser shall receive a credit against the Purchase Price for deferred maintenance of the Property in the amount of $500,000.00.

     13. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph 10. In the event this Agreement is recorded in default of this Agreement, it shall not be deemed to affect or encumber title to the Property, and it shall not be deemed to create or establish any right, claim, interest or privilege in the Property in favor of Purchaser.

     14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10. Seller hereby consents to an assignment to any partnership in which the Purchaser is a general partner, provided such assignment is effected at least ten (10) days prior to the Closing Date. However, Purchaser shall remain liable for all of the Purchaser's obligations and undertakings set forth in this Agreement and the exhibits attached hereto.

     15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Sage Properties (to be paid by Seller). Seller's commission to Sage Properties shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated, other than Sage Properties. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser lndemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated, other than Sage Properties. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel.

     16.  SELLER'S REPRESENTATIONS AND WARRANTIES AND LIABILITY.

          a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Phillip Schechter or Reid Reynolds, the asset manager of the Property, and any representation or warranty of the Seller is based upon those matters of which Phillip Schechter or Reid Reynolds has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees
     shall not be imputed to Seller or the   individual partners or the general
     partner of Seller.

          b. Subject to the limitations set forth in subparagraph a. above, Seller hereby makes the following representations and warranties, all of which are made to the best of Seller's knowledge, none of which shall survive the Closing and delivery of the Sale:

                 i. The present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no notice that any such laws, rules or regulations are being violated.

                ii. The rent rolls which Seller has submitted to the Purchaser and updated as of the Closing Date are true and accurate.

               iii. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property, except as set forth on Exhibit D attached hereto.

                iv. As of the Closing Date the management agreement with the manager of the Property will have been terminated, and all employment contracts, if any, will have been terminated.

     17. ENVIRONMENTAL REPORT. Attached to this Agreement as Exhibit K are the following reports (together, the "Report") of the Property, which Seller is delivering to Purchaser, at Purchaser's request: (a) Phase I Environmental Site Assessment Report, dated April 30, 1993, prepared by H+CGL Albuquerque Office, designated as Job No. 45004.15, and (b) Phase I Environmental Site Assessment Report Addendum, dated April 14, 1993, prepared by H+CGL Albuquerque Office, designated as Job No. 45004.16. Seller makes no representation or warranty that the Report is accurate or complete. Purchaser hereby releases Seller from any liability whatsoever with respect to the Report, including, without limitation, the matters set forth in the Report, the accuracy and/or completeness of the Report.

     18. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     19.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

     20. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

     TO SELLER:          c/o The Balcor Company
                         Bannockburn Lake Office Complex
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         Attn: Ilona Adams

     with copies to:     The Balcor Company
                         Bannockburn Lake Office Complex
                         2355 Waukegan Road
                         Suite A-200
                         Bannockburn, Illinois  60015
                         847/677-2900
                         847/982-4027 (FAX)

                         and

                         Katten Muchin & Zavis
                         525 West Monroe Street
                         Suite 1600
                         Chicago, Illinois  60661
                         Attn.:  Daniel J. Perlman, Esq.
                         312/902-5532
                         312/902-1061 (FAX)

     TO PURCHASER:       BH TFL, Inc.
                         400 Locust Street
                         Suite 690
                         Des Moines, Iowa 50309
                         Attn:  Harry Bookey
                         515/244-2622
                         515/244-2742 (FAX)

     with a copy to:     Mr. Gary Myers
                         c/o Davis, Hockenberg
                         666 Walnut
                         Suite 2500
                         Des Moines, Iowa 50309
                         515/288-2500
                         515/243-0654 (FAX)


subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

     21. EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three (3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Deposit payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

          a.   Deposit;

          b.   One (1) fully executed copy of this Agreement; and

          c. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller.

     22. GOVERNING LAW. The provision contained herein with reference to retention of the Deposit in the event of Purchaser's default shall be governed by the laws of the State of Illinois. The remaining provisions of this Agreement shall be governed by the laws of the State of Louisiana.

     23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

     24. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     25. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

                              PURCHASER:

                              BH TFL, INC.

                              By:  /s/ Harry Bookey
                                   ------------------------------------
                              Name:  Harry Bookey
                              Its:  President


                              SELLER:

                              SHERWOOD PARTNERS LIMITED PARTNERSHIP,
                              an Illinois limited partnership

                              By:  Sherwood Partners, Inc.,
                                   an Illinois corporation

                                   By:  /s/ Phillip A. Schechter
                                        -------------------------------------
                                   Name:  Phillip A. Schechter
                                   Its:  Authorized Agent

Jim Charnquist of Sage Properties ("Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated as of April 12, 1996 between Seller and Broker (the "Listing Agreement"). Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the fee or commission due Broker and a release stating that no other fees or commissions are due to it from Seller or Purchaser.


                              SAGE PROPERTIES

                              By:
                                    ---------------------------------------
                              Name:
                                    ---------------------------------------
                              Title:
                                    ---------------------------------------

                                   EXHIBITS

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Litigation

E    -    Act of Cash Sale

F    -    Bill of Sale

G    -    Assignment of Service Contracts

H    -    Assignment of Leases and Security Deposits

I    -    Notice to Tenants

J    -    Non-Foreign Affidavit

K    -    Phase I Environmental Report